Exhibit 99.1

PRESS RELEASE
CONTACT: Natja Igney Odyssey Marine Exploration, Inc. (813) 876-1776 x 2553 nigney@shipwreck.net

Admiral Balchin’s HMS Victory Discovered by Odyssey Marine Exploration

World’s Mightiest Ship Was Lost Without a Trace in 1744 - Mystery Solved

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Discovery Channel’s “Treasure Quest” program reveals behind-the-scenes look at the discovery and exploration of the deep-ocean shipwreck site

Tampa, FL – February 2, 2009 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), pioneers in the field of deep-ocean shipwreck exploration, has discovered the long-sought shipwreck of HMS Victory lost in 1744, solving one of the greatest mysteries in naval history.

The direct predecessor and inspiration behind Nelson’s flagship, Balchin’s Victory was the mightiest and technically most advanced vessel of her age. She sank during a storm in 1744 with all hands and was the last Royal Navy warship to be lost at sea with a complete complement of bronze cannon. Two of the greatest admirals in English history, Sir John Norris and Sir John Balchin, called her their flagship. Research indicates that Balchin’s Victory sank with a substantial amount of gold and silver specie aboard.

Odyssey has been cooperating closely with the United Kingdom’s Ministry of Defence (MOD) on the project, and all activities at the site have been conducted in accordance with protocols agreed with MOD and Royal Navy officials. Terms of collaboration between Odyssey and the UK MOD on the project are currently being negotiated, and an agreement similar to the Sussex Partnering Agreement has been proposed.

“Finding this shipwreck has solved one of the greatest shipwreck mysteries in history. Having discovered it in deep water far from where history says it was lost has served to exonerate Admiral Balchin and his officers from the accusation of having let the ship run aground on the Casquets due to faulty navigation,” commented Greg Stemm, Odyssey’s Chief Executive Officer. “We have worked closely with the MOD on this operation, and anticipate that we will continue the excellent cooperative relationship that we have enjoyed working together on the Sussex project. Fortunately, this shipwreck is not in waters claimed by any other country, so we do not expect any interference in further exploration of the site.”

Odyssey discovered the site nearly 100 km from where the ship was historically believed to have been wrecked on a reef near the Channel Islands. In an operation conducted in cooperation with the MOD, Odyssey has completed an archaeological pre-disturbance survey of the site, conducted limited test trenching, and recovered two bronze cannon to confirm the identity of the shipwreck. The cannon recovered include a 12-pounder featuring the royal arms of George II and a 4 ton, 42-pounder bearing the crest of George I. The huge 42-pounder recovered is the only known example of a gun of this type and size currently in existence on dry land. The only other artifacts recovered to date were two small brick fragments that were brought into U.S. federal court in order to file an admiralty arrest of the site.

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During these operations, evidence was discovered of substantial damage to the site from natural deterioration, scouring, extensive fishing trawl net damage and the intrusion of modern trash and debris.

“Rather than staying frozen in time beneath the waves, this unique shipwreck is fading fast,” warns marine archaeologist Dr. Sean Kingsley, Director of Wreck Watch International. “The Victory lies in an area of intensive trawling, and her hull and contents are being ploughed away by these bulldozers of the deep day in, day out. Leaving the Victory’s rich archaeology so vulnerable to the ravages of man is like allowing a motorway to smash straight through a historic site on land without excavating it. The archaeological recovery of the artifacts from the site should begin as soon as possible or the story of England’s most important lost man-of-war may not survive to be told.”

Sir Robert Balchin, descendant of Admiral Sir John Balchin, stated, “This is the most astonishing news; for generations my family has wondered about the fate of Sir John and the Victory. Now that the wreck has been found, I and my family hope that as many of the artifacts on it as possible will be raised to the surface; our fear is that erosion, or trawler fishing will destroy what is there within a very few years. It would be wonderful to see these historic artifacts on permanent display in a museum where they will give a unique insight into naval warfare in the mid 18th century.”

A preliminary archaeological report detailing research and work to date on the site, which identifies the shipwreck as that of HMS Victory is available at www.shipwreck.net/publications.php

Odyssey’s work on the Victory site was all conducted while cameras for Discovery Channel’s “Treasure Quest” were rolling. In the United States, the “Treasure Quest” episode featuring the identification of HMS Victory will air on Thursday, February 5 at 10PM ET/PT. In the United Kingdom, a special presentation of “Treasure Quest” featuring HMS Victory will premiere on Sunday, February 8 at 9:00 PM. “Treasure Quest” is produced by Primetime Emmy® Award-winning JWM Productions.

Additional information about Odyssey’s discovery and work to date on Balchin’s Victory is available at www.shipwreck.net/hmsvictoryfaqs.php.

About Discovery Communications

Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) is the world’s number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. Discovery empowers people to explore their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, Animal Planet, Discovery Science and Discovery HD, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. Discovery Networks International distributes 17 international brands, reaching 885 million cumulative subscribers with programming available in 35 languages. For more information please visit www.discoverycommunications.com.

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About JWM Productions

JWM Productions is one of the world’s leading non-fiction production companies. Their clients have included almost every major broadcaster in the US, the UK and around the world. Founded by multiple Emmy Award-winning producers Jason Williams and Bill Morgan in 1996, JWM has now filmed over 200 hours of high-definition broadcast programming, on six continents and in every situation imaginable.

“Treasure Quest”, their latest Discovery Channel series, was filmed between May and November in the Western Approaches to the British Isles as well as in the English Channel. During production, a rotating crew of producers, cameramen, and technical assistants lived, ate, and worked alongside the Odyssey Marine Exploration team. Further information about past and current JWM Productions projects can be found at www.jwmprods.com

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery Balchin’s HMS Victory. The Company also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, and educational programs. JWM Productions recently concluded filming Odyssey’s 2008 “Atlas” expeditions for an 11-part primetime series for Discovery Channel, which premiered in January 2009 in the United States and which is scheduled to air worldwide later in 2009. Following previous successful engagements in New Orleans, Tampa, and Detroit, Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit is now on display at Science Center Oklahoma in Oklahoma City, OK through May 2009. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

For more detailed information on Odyssey, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776 ext. 2553.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the United States Securities and Exchange Commission.

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